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EXHIBIT 3.3

                      AFFILIATED COMMUNITY BANCORP, INC.

                              CLERK'S CERTIFICATE


     I, Quentin J. Greeley, hereby certify that I am the duly elected and qualified Clerk of Affiliated Community Bancorp, Inc., a Massachusetts corporation (the "Corporation"), and I hereby further certify that set forth below is a true, complete and correct copy of the resolution duly adopted by unanimous vote of the full Board of Directors of the Corporation at a Regular Meeting of the Board of Directors held on July 17, 1997.

VOTED: To amend the by-laws of the Company by deleting Article I /S/9 and substituting the following in place thereof:

          No Stockholder Action by Written Consent. Subject to the rights of
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          the holders of any series of preferred stock or any other series or class of stock as set forth in the Articles of Organization to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.


                                    /S/ QUENTIN J. GREELEY
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                                    Quentin J. Greeley, Clerk


   March 6, 1998